Exhibit 4.2

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of February 24, 2003 by and among THE BOEING COMPANY, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 100 N. Riverside Plaza, Chicago, Illinois 60606 (the “Issuer”), JPMORGAN CHASE BANK, a corporation duly organized and existing under the laws of the State of New York, having an office at 4 New York Plaza, New York, New York 10004, 15th Floor, as resigning Trustee (the “Resigning Trustee”), and BNY MIDWEST TRUST COMPANY, an Illinois trust company, having an office at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602, as successor Trustee (the “Successor Trustee”).

RECITALS

There is presently outstanding under an Indenture, dated as of August 15, 1991 (the “Indenture”), between the Issuer and the Resigning Trustee, $2,550,000,000 in aggregate principal amount of the Issuer’s debentures and notes more fully described on Exhibit A hereto (the “Securities”).

The Resigning Trustee wishes to resign as Trustee, Security Registrar and Paying Agent under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Security Registrar and Paying Agent under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 610(b) of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) As of the effective date of this Instrument, the Resigning Trustee will, hold no property under the Indenture.

(e) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trust created by the Indenture (the “Trust”) and all information in the possession of its corporate trust department relating to the administration and status of the Trust.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture, all the rights, powers, trusts and duties of the Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Security Registrar and Paying Agent under the Indenture.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that annexed hereto marked Exhibit B is a copy of resolutions duly adopted by the Board of Directors of the Issuer, which resolutions are in full force and effect on the date hereof, authorizing certain officers of the Issuer to: (a) accept the Resigning Trustee’s resignation as Trustee. Security Registrar and Paying Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture. Pursuant to Section 610(e) of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) It is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Issuer, has not been amended or modified, and is in full force and effect.

(c) The Securities are validly issued securities of the Issuer.

(d) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

(e) No covenant or condition contained in the Indenture has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indenture.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

(h) All conditions precedent relating to the appointment of BNY Midwest Trust Company as successor Trustee, Security Registrar and Paying Agent under the Indenture have been complied with by the Issuer.

Section 204. The Issuer hereby appoints the Successor Trustee as Security Registrar and Paying Agent under the Indenture.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that the Successor Trustee is qualified and eligible under Section 609 of the Indenture to act as Trustee under the Indenture.

Section 302. Pursuant to Section 611(a) of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture.

Section 303. The Successor Trustee hereby accepts its appointment as Security Registrar and Paying Agent under the Indenture.

Section 304. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Issuer, shall cause a notice, the form of which is annexed hereto marked Exhibit C, to be sent to each Holder of the Securities in accordance with Section 610(d) of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written; provided, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Security Registrar and Paying Agent under the Indenture shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 607 of Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 607 of the Indenture, which obligations shall survive the execution hereof.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

    Mr. James P. Freeman

    Vice President

    Institutional Trust Services

    JPMorgan Chase Bank

    4 New York Plaza, 15th Floor

    New York, New York 10004

    Fax: (212) 623-6215

    Tel.: (212) 623-5187

TO THE SUCCESSOR TRUSTEE:

    Ms Linda Garcia

    Assistant Treasurer

    Corporate Trust Administration

    BNY Midwest Trust Company

    2 N. LaSalle Street, Suite 1020

    Chicago, Illinois 60602

    Fax: (312) 827-8542

    Tel.: (312) 827-8548

TO THE ISSUER:

    Elizabeth Bassler

    Director, Global Treasury Operations

    The Boeing Company

    100 N. Riverside Plaza

    MC 5003-3020

    Chicago, Il 60606-1596

    Fax: (312) 544-2399

    Tel.: (312) 544-2147

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

THE BOEING COMPANY

By:	/s/ David A. Dohnalek
Name:	David A. Dohnalek
Title:	Assistant Treasurer

JPMORGAN CHASE BANK, as
Resigning Trustee

By:	/s/ James P. Freeman
Name:
Title:

BNY MIDWEST TRUST COMPANY, as
Successor Trustee

By:	/s/ Linda Garcia
Name:
Title: